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                                                                     EXHIBIT 5.1

                     [SIDLEY AUSTIN BROWN & WOOD LETTERHEAD]



                                 March 17, 2003


Commonwealth Edison Company
10 South Dearborn Street - 37th Floor
Post Office Box 805379
Chicago, Illinois 60680-5379

         Re: $200,000,000 aggregate liquidation amount of 6.35% Trust Preferred Securities

Ladies and Gentlemen:

                  We have acted as counsel to Commonwealth Edison Company, an Illinois corporation (the "Company"), and ComEd Financing III, a Delaware statutory trust ("the Trust" and, together with the Company, the "Offerors"), in connection with (i) the issuance and sale by the Offerors of $200,000,000 aggregate liquidation amount of the Trust's 6.35% Trust Preferred Securities (the "Preferred Securities") and the related guarantee (the "Guarantee") by the Company with respect to the obligations of the Trust under the Preferred Securities pursuant to the Preferred Securities Guarantee Agreement, dated as of March 17, 2003 (the "Preferred Securities Guarantee Agreement"), between the Company and Wilmington Trust Company, as trustee (the "Guarantee Trustee"), and
(ii) the issuance and sale by the Company to the Trust of $206,186,000 aggregate principal amount of 6.35% Junior Subordinated Deferrable Interest Notes due March 15, 2033 (the "Subordinated Notes"), in each case covered by the Registration Statement on Form S-3, Nos. 333-99363 and 333-99363-01 (as amended, the "Registration Statement"), initially filed by the Offerors with the Securities and Exchange Commission on September 10, 2002, under the Securities Act of 1933, as amended.

                  The Preferred Securities and the related Guarantee were sold by the Offerors pursuant to the Underwriting Agreement, dated as of March 10, 2003, among the Company, the Trust and Salomon Smith Barney Inc., as representatives of the several Underwriters named therein. The Subordinated Notes were issued under the Indenture, dated as of September 1, 1995, as amended and supplemented (the "Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Indenture Trustee"). Each of the Indenture and the Preferred Securities Guarantee Agreement is governed by New York law.

                  In rendering the opinions expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents,





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Commonwealth Edison Company
March 17, 2003
Page 2


certificates of the Company, the Guarantee Trustee and the Indenture Trustee and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

                  Based on the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that:

                  1. The Company is duly incorporated and validly existing under the laws of the State of Illinois.

                  2. The Subordinated Notes are legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).

                  3. The Guarantee, assuming it is duly authorized, executed and delivered by the Guarantee Trustee, is the legally issued and binding obligation of the Company enforceable against the Company in accordance with its terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).

                  The opinions expressed in this letter are limited to the federal laws of the United States of America and the laws of the States of Illinois and New York.

                  We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Subordinated Notes or the Guarantee.

                  We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.

                                       Very truly yours,



                                       /s/ Sidley Austin Brown & Wood